N E W S R E L E A S E

June 21, 2004

Toronto Stock Exchange (Venture) Symbol: "WND"
Berlin Stock Exchange Symbol: "WWE"
Issued and Outstanding: 13,818,024
Including 1,150,000 escrow shares

Private Placement Negotiated

The Company is pleased to announce that it has negotiated a non-brokered private placement of 500,000 units at a price of $1.50 per unit. Each unit is comprised of one (1) common share and one (1) share purchase warrant entitling the holder to purchase one (1) additional common share at a price of $1.80 per share if exercised on or before June 21, 2005 and at a price of $2.10 per share is exercised thereafter, but on or before June 21, 2006.

A finder's fee is payable.

ON BEHALF OF THE BOARD OF DIRECTORS
"Jeffrey J. Ciachurski"

Jeffrey J. Ciachurski
President

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.

Certain statements included herein are "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statement. Important factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.